Jason Industries Reports First Quarter 2015 Results

Adjusted EBITDA margin maintained despite foreign currency impact
Improved operating cash flow

MILWAUKEE, May 5, 2015 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) today reported first quarter 2015 net sales of $175.8 million, net loss of $0.9 million and diluted loss per share of $0.07. These results included pre-tax restructuring, integration and transaction costs of $2.6 million and pre-tax share based compensation expense of $2.1 million. For the first quarter of 2015 adjusted net income was $2.0 million and adjusted earnings per share was $0.07.

“Market share gains and operational execution drove Adjusted EBITDA margin expansion year-over-year in Finishing, Acoustics and Seating,” commented David Westgate, Jason’s Chief Executive Officer. “Through the implementation of targeted revenue and cost reduction countermeasures we offset a significant portion of the volume softness in Seating and Acoustics, and the impact of slowing economic growth.”

First Quarter 2015 Financial Results (versus the year ago period):

Net sales growth in Finishing globally and increased demand in Components rail end-markets helped to offset the anticipated sales decline from customer in-sourcing of smart meters, excluding the impact of foreign currency. Net sales of $175.8 million decreased $10.7 million, or 5.7 percent. Net sales were negatively impacted by $6.5 million, or 3.5 percent, of foreign currency translation and $7.1 million, or 3.8 percent, of the smart meter sales declines in Components.

Adjusted EBITDA was $21.0 million compared with $22.1 million, or 11.9 percent of net sales in both periods. Adjusted EBITDA margin expanded in Acoustics due to the Norwalk plant closure, and in Finishing, which achieved growth on a constant currency basis. This margin growth offset the impact of the Adjusted EBITDA margin decline in Components. The Adjusted EBITDA overall decline of $1.1 million was due primarily to foreign currency translation.

Net loss was $0.9 million compared with net income of $7.7 million. Adjusted net income was $2.0 million, or 1.2 percent of net sales, compared with $7.7 million, or 4.1 percent of net sales. The Business Combination increased depreciation and amortization due to fair value accounting and interest due to the higher level of debt assumed. Adjusted net income was negatively impacted by higher pre-tax depreciation of $2.0 million, amortization of $2.1 million and interest expense of $4.0 million, partially offset by lower tax expense of $3.4 million. The Company’s effective tax rate for the first quarter of 2015 was a tax benefit of 45.5 percent compared with a provision of 36.7 percent in the prior year.

Net cash provided by operating activities was $3.2 million compared with cash used by operating activities of $15.9 million in the prior year. Operating cash flow improvements were due to lower working capital requirements of $7.7 million, timing of quarterly interest payments of $6.5 million and $5.5 million of lower incentive compensation payments. Capital expenditures were $7.2 million, an increase of $2.8 million, due to higher investment in Acoustics, supporting automotive underbody platform awards and long-term organic growth. Net debt to EBITDA on a trailing twelve-month basis was 4.84x as of the end of the first quarter.

First Quarter 2015 Segment Results (versus the year ago period):

Seating
Seating net sales of $51.0 million decreased $1.3 million, or 2.5 percent, negatively impacted by foreign currency translation of $0.3 million, or 0.6 percent. Lower volumes in motorcycle and turf care seats were partially offset by volume growth in the heavy industry and power sports seats. Adjusted EBITDA was $8.0 million, or 15.6 percent of net sales, compared with $8.1 million, or 15.5 percent of net sales.

Finishing
Finishing net sales of $42.9 million decreased $3.7 million, or 8.0 percent, with a significant negative foreign currency translation impact of $4.7 million, or 10.1 percent. Organic sales growth of 2.1 percent was driven by increased volumes and market share gains with continuing improved pricing. Adjusted EBITDA was $6.3 million, or 14.7 percent of net sales, compared with $6.0 million, or 12.9 percent of net sales, and was negatively impacted by foreign currency translation of approximately $0.6 million. Adjusted EBITDA growth resulted from increased volumes and improving productivity and pricing.

Acoustics
Acoustics net sales of $50.9 million decreased $2.1 million, or 3.9 percent, and were negatively impacted by foreign currency translation of $1.5 million, or 2.8 percent. The decrease was due to lower volumes as a result of short-term automotive assembly plant shutdowns during the quarter. Adjusted EBITDA was $4.9 million, or 9.5 percent of net sales, compared with $4.4 million, or 8.4 percent of net sales. Adjusted EBITDA margin improved 110 basis points as operational efficiencies were achieved consistent with expectations.

Components
Net sales in Components of $31.1 million decreased 10.2 percent, and were negatively impacted by $7.1 million, or 20.5 percent, of anticipated year-over-year decline in volumes of smart utility meter components due to customer in-sourcing. Strong volume growth in metal rail freight car products continued to help offset smart meter declines. Adjusted EBITDA was $5.2 million, or 16.6 percent of net sales, compared with $6.5 million, or 18.9 percent of net sales, and was impacted by lower net sales and our investment in selling and development costs as we continue to pursue attractive new market opportunities.

Fiscal 2015 Outlook:

“We remain focused on growing organically and through strategic acquisitions while continuing to improve our operational performance,” Westgate continued. “The improvement we are realizing from targeted revenue and cost reduction countermeasures will allow us to offset the majority of the impact on Adjusted EBITDA due to the revenue shortfall we anticipate for the balance of the year from continued softness in our heavy industry markets and strength in the dollar.”

For 2015, Jason now expects net sales in the range of $685 to $700 million and Adjusted EBITDA in the range of $84 to $88 million. On a constant currency basis, expected revenue growth would be in the range of 2 to 4 percent. Prior guidance was net sales in the range of $710 to $725 million and Adjusted EBITDA in the range of $84 to $90 million.

Conference Call:

The Company will hold a conference call to discuss its first quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-407-3982 (domestic) or 201-493-6780 (international). Participants should ask for the Jason Industries first quarter earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the replay passcode 8578136. The telephonic replay will be available until 11:59 pm (Eastern Time), May 12, 2015. The online replay will be available on the website immediately following the call.

About Jason Industries
The Company is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including Assembled Products (Buffalo Grove, Ill.), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Osborn (Richmond, Ind. and Burgwald, Germany) and Sealeze (Richmond, Va.). All Jason companies utilize the Jason Business System, a collaborative manufacturing strategy applicable to a diverse group of companies that includes business principles and processes to ensure best-in-class results and collective strength. Headquartered in Milwaukee, Wis., Jason employs more than 4,000 individuals in 15 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

More information on potential factors that could affect the Company’s financial condition and operating results is included in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in the Company’s other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization and (gain)/loss on disposal of property, plant and equipment. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including long-lived asset impairment charges, integration and other operational restructuring charges, transactional legal fees, other professional fees and special employee bonuses, purchase accounting adjustments, sponsor fees and expenses, and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Adjusted Net Income and Adjusted Earnings Per Share - The Company defines Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) as net income and earnings per share (as defined by GAAP), excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including long-lived asset impairment charges, integration and other operational restructuring charges, transactional legal fees, other professional fees and special employee bonuses, purchase accounting adjustments, sponsor fees and expenses, and non-cash share based compensation expense, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. Adjusted earnings per share includes the impact of share-based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition (“acquisition sales”), and (ii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions) and (b) the period-to-period change in results (excluding acquisitions) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding period of the prior year.
On June 30, 2014, the Company completed its acquisition of Jason Partners Holdings Inc. (the “Predecessor”) (the “Business Combination”), at which point Jason, the Successor, became a new entity for financial reporting purposes. Accordingly, the consolidated financial statements of the Successor on or after June 30, 2014 are not comparable to the consolidated financial statements of the Predecessor prior to that date. However, for the readers’ convenience the Company has combined net sales and Adjusted EBITDA in the period June 30, 2014 through December 31, 2014 with Jason’s predecessor net sales and Adjusted EBITDA in the period January 1, 2014 through June 29, 2014. Net sales and Adjusted EBITDA were not significantly affected by acquisition accounting.

Contact Information

Investor Relations
Richard Zubek
investors@jasoninc.com
414.277.2007

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Successor	Predecessor
	Three Months Ended March 27, 2015	Three Months Ended March 28, 2014

Net sales	$175,836	$186,536
Cost of goods sold	136,889	144,492
Gross profit	38,947	42,044
Selling and administrative expenses	31,493	27,912
Loss on disposals of property, plant and equipment - net	26	123
Restructuring	1,704	647
Transaction-related expenses	176	1,541
Operating income	5,548	11,821
Interest expense	(7,506)	(3,495)
Equity income	282	315
Gain from sale of joint ventures	—	3,508
Other income - net	35	78
(Loss) income before income taxes	(1,641)	12,227
Tax (benefit) provision	(747)	4,492
Net (loss) income	$(894)	$7,735
Less net (loss) attributable to noncontrolling interests	(151)	—
Net (loss) income attributable to Jason Industries	$(743)	$7,735
Accretion of preferred stock dividends	900	—
Net (loss) income available to common shareholders of Jason Industries	$(1,643)	$7,735

Net (loss) income per share available to common shareholders of Jason Industries:
Basic and diluted	$(0.07)	$7,735
Weighted average number of common shares outstanding:
Basic and diluted	21,991	1

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	Successor
	March 27, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$54,928	$62,279
Accounts receivable - net	102,501	80,080
Inventories - net	79,994	80,546
Deferred income taxes	10,538	11,105
Other current assets	21,645	23,087
Total current assets	269,606	257,097
Property, plant and equipment - net	171,969	176,478
Goodwill	154,121	156,106
Other intangible assets - net	193,223	198,683
Other assets - net	21,083	21,040
Total assets	$810,002	$809,404

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$5,018	$5,375
Accounts payable	65,450	57,704
Accrued compensation and employee benefits	16,501	14,035
Accrued interest	6,657	199
Other current liabilities	21,763	21,759
Total current liabilities	115,389	99,072
Long-term debt	414,667	415,306
Deferred income taxes	87,438	91,205
Other long-term liabilities	19,458	21,146
Total liabilities	636,952	626,729

Commitments and contingencies

Equity
Preferred stock, $0.0001 par value (5,000,000 shares authorized, 45,000 shares issued and outstanding at March 27, 2015 and December 31, 2014)	45,000	45,000
Jason Industries common stock, $0.0001 par value (120,000,000 shares authorized, 21,990,666 shares issued and outstanding at March 27, 2015 and December 31, 2014)	2	2
Additional paid-in capital	141,475	140,312
Retained (deficit) earnings	(22,282)	(21,539)
Accumulated other comprehensive (loss) income	(20,287)	(12,065)
Shareholders’ equity attributable to Jason Industries	143,908	151,710
Noncontrolling interests	29,142	30,965
Total equity	173,050	182,675
Total liabilities and equity	$810,002	$809,404

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Successor	Predecessor
	Three Months Ended March 27, 2015	Three Months Ended March 28, 2014

Cash flows from operating activities
Net (loss) income	$(894)	$7,735
Adjustments to reconcile net (loss) income to net cash (used) provided by operating activities:
Depreciation	6,843	4,960
Amortization of intangible assets	3,568	1,364
Amortization of deferred financing costs and debt discount	753	218
Equity income	(282)	(315)
Deferred income taxes	(2,713)	(3,070)
Loss on disposals of property, plant and equipment - net	26	123
Gain from sale of joint ventures	—	(3,508)
Non-cash stock compensation	2,063	49
Net increase (decrease) in cash due to changes in:
Accounts receivable	(24,186)	(33,331)
Inventories	(1,153)	(4,329)
Other current assets	(1,157)	(826)
Accounts payable	8,818	12,812
Accrued compensation and employee benefits	2,829	(2,680)
Accrued interest	6,460	(11)
Accrued income taxes	1,083	5,437
Other - net	1,154	(560)
Total adjustments	4,106	(23,667)
Net cash provided (used) by operating activities	3,212	(15,932)
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment and other assets	18	123
Proceeds from sale of joint ventures	—	11,500
Payments for property, plant and equipment	(7,235)	(4,430)
Acquisition of business	(350)	—
Acquisitions of patents	(69)	—
Net cash (used) provided by investing activities	(7,636)	7,193
Cash flows from financing activities
Payments of previous U.S. term loan	—	(588)
Proceeds from U.S. revolving loans	—	31,575
Payments of U.S. revolving loans	—	(16,025)
Proceeds from other long-term debt	228	1,055
Payments of other long-term debt	(612)	(1,841)
Payments of preferred stock dividends	(900)	—
Net cash (used) provided by financing activities	(1,284)	14,176
Effect of exchange rate changes on cash and cash equivalents	(1,643)	45
Net (decrease) increase in cash and cash equivalents	(7,351)	5,482
Cash and cash equivalents, beginning of period	62,279	16,318
Cash and cash equivalents, end of period	$54,928	$21,800

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	Predecessor		Combined*	Successor	Combined*	Successor
	1Q	2Q	3Q	4Q	Full Year	1Q
	2014	2014	2014	2014	2014	2015
Seating
Net sales	$52,291	$52,587	$32,385	$34,648	$171,911	$50,960
Adjusted EBITDA	8,111	9,557	3,568	4,769	26,005	7,960
Adjusted EBITDA % net sales	15.5%	18.2%	11.0%	13.8%	15.1%	15.6%

Finishing
Net sales	$46,583	$50,109	$45,181	$45,714	$187,587	$42,850
Adjusted EBITDA	6,003	7,529	5,697	7,045	26,274	6,311
Adjusted EBITDA % net sales	12.9%	15.0%	12.6%	15.4%	14.0%	14.7%

Acoustics
Net sales	$53,007	$56,923	$54,033	$54,774	$218,737	$50,921
Adjusted EBITDA	4,439	5,237	4,287	4,625	18,588	4,854
Adjusted EBITDA % net sales	8.4%	9.2%	7.9%	8.4%	8.5%	9.5%

Components
Net sales	$34,655	$30,996	$29,569	$29,031	$124,251	$31,105
Adjusted EBITDA	6,539	4,474	1,026	5,206	17,245	5,173
Adjusted EBITDA % net sales	18.9%	14.4%	3.5%	17.9%	13.9%	16.6%

Corporate
Adjusted EBITDA	$(2,964)	$(3,037)	$(1,489)	$(2,774)	$(10,264)	$(3,295)

Consolidated
Net sales	$186,536	$190,615	$161,168	$164,167	$702,486	$175,836
Adjusted EBITDA	22,128	23,760	13,089	18,871	77,848	21,003
Adjusted EBITDA % net sales	11.9%	12.5%	8.1%	11.5%	11.1%	11.9%

*Note: The application of acquisition accounting for the Business Combination significantly affected certain assets, liabilities, and expenses. As a result, financial information in the period June 30, 2014 through December 31, 2014 is not comparable to Jason’s predecessor financial information. Therefore, we did not combine certain financial information in the period June 30, 2014 through December 31, 2014 with Jason’s predecessor financial information in the period January 1, 2014 through June 29, 2014 for comparison to prior periods. We have combined our net sales and Adjusted EBITDA in (1) the period June 30, 2014 through September 26, 2014 with Jason’s predecessor net sales and Adjusted EBITDA in the period June 28, 2014 through June 29, 2014, which comprises Jason’s fiscal third quarter, and (2) in the period June 30, 2014 through December 31, 2014 with Jason’s predecessor net sales and Adjusted EBITDA in the period January 1, 2014 through June 29, 2014, which comprises Jason’s fiscal full year 2014. Net sales and Adjusted EBITDA were not affected by acquisition accounting.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Organic Sales Growth
(Unaudited)

For the quarter ended March 27, 2015 compared with prior year:

	Seating	Finishing	Acoustics	Components	Jason Consolidated

Net sales
Organic sales growth	(1.9)%	2.1%	(1.1)%	(10.2)%	(2.2)%
Currency impact	(0.6)%	(10.1)%	(2.8)%	—%	(3.5)%
Growth as reported	(2.5)%	(8.0)%	(3.9)%	(10.2)%	(5.7)%

Adjusted EBITDA
Organic growth	(1.5)%	14.7%	11.9%	(20.9)%	(1.8)%
Currency impact	(0.4)%	(9.6)%	(2.6)%	—%	(3.3)%
Growth as reported	(1.9)%	5.1%	9.3%	(20.9)%	(5.1)%

Adjusted EBITDA %	15.6%	14.7%	9.5%	16.6%	11.9%
Organic growth	10 bps	160 bps	110 bps	(230) bps	—
Currency impact	—	20 bps	—	—	—
Growth as reported	10 bps	180 bps	110 bps	(230) bps	—

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	Predecessor			Successor	Successor	Combined	Successor
			June 28, 2014 Through June 29, 2014	June 30, 2014 Through September 26, 2014
	1Q	2Q	3Q	3Q	4Q	Full Year	1Q
	2014	2014	2014	2014	2014	2014	2015
Net income (loss)	$7,735	$5,237	$(17,928)	$(9,789)	$(4,191)	$(18,936)	$(894)
Tax provision	4,492	588	(5,652)	(5,976)	(1,913)	(8,461)	(747)
Interest expense	3,495	3,724	82	7,809	8,363	23,473	7,506
Depreciation and amortization	6,324	6,528	—	10,377	9,998	33,227	10,411
Loss (gain) on disposals of fixed assets—net	123	215	—	—	57	395	26
EBITDA	22,169	16,292	(23,498)	2,421	12,314	29,698	16,302
Adjustments:
Restructuring(1)	647	1,907	—	103	1,028	3,685	1,704
Transaction-related expenses(2)	1,541	3,233	23,009	1,404	1,129	30,316	176
Integration and other restructuring costs(3)	993	2,047	—	7,587	2,334	12,961	758
Sponsor fees(4)	286	281	—	—	—	567	—
Gain from sale of joint ventures(5)	(3,508)	—	—	—	—	(3,508)	—
Share-based compensation(6)	—	—	—	2,063	2,066	4,129	2,063
Total adjustments	(41)	7,468	23,009	11,157	6,557	48,150	4,701
Adjusted EBITDA	$22,128	$23,760	$(489)	$13,578	$18,871	$77,848	$21,003

(1)
Restructuring includes costs associated with exit or disposal activities as defined by US GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases. During 2014 and 2015, such costs primarily relate to the closure of the Acoustics’ Norwalk, Ohio facility.

(2)
Transaction-related expenses primarily consist of professional service fees related to the Business Combination and other related transactions, as well as the Company’s acquisition and divestiture activities.

(3)
Integration and other restructuring costs primarily includes equipment move costs and incremental facility preparation and related costs incurred in connection with the closure of the Norwalk, Ohio facility and the start-up of a new Acoustics facility in Warrensburg, Missouri. Such costs are not included in restructuring for US GAAP purposes.

(4)
Represents fees and expenses paid by Jason to Saw Mill Capital LLC and Falcon Investment Advisors, LLC under the Management Services Agreement dated September 21, 2010, which terminated upon consummation of the Business Combination.

(5)	Represents the gain on sale of the 50% equity interests in two joint ventures that was completed during the first quarter of 2014.

(6)	Represents non-cash share based compensation expense for awards under the Company’s 2014 Omnibus Incentive Plan.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income and Adjusted Earnings per Share
(In thousands, except per share amounts) (Unaudited)

	Predecessor			Successor	Successor	Successor
			June 28, 2014 Through June 29, 2014	June 30, 2014 Through September 26, 2014
	1Q	2Q	3Q	3Q	4Q	1Q
	2014	2014	2014	2014	2014	2015
GAAP Net income (loss)	$7,735	$5,237	$(17,928)	$(9,789)	$(4,191)	$(894)
Adjustments:
Restructuring	647	1,907	—	103	1,028	1,704
Transaction-related expenses	1,541	3,233	23,009	1,404	1,129	176
Integration and other restructuring costs	993	2,047	—	7,587	2,334	758
Sponsor fees	286	281	—	—	—	—
Gain from sale of joint ventures	(3,508)	—	—	—	—	—
Share based compensation	—	—	—	2,063	2,066	2,063
Tax effect on adjustments(1)	16	(2,838)	(5,515)	(4,240)	(2,492)	(1,786)
Adjusted net income (loss)	$7,710	$9,867	$(434)	$(2,872)	$(126)	$2,021

Diluted weighted average number of common shares outstanding (GAAP):				21,991	21,991	21,991
Plus: effect of dilutive share-based compensation (non-GAAP)(2)				—	—	—
Plus: effect of convertible preferred stock and rollover shares (non-GAAP)(2)				7,139	7,139	7,139
Diluted weighted average number of common shares outstanding (non-GAAP)(2)				29,130	29,130	29,130

Adjusted (loss) earnings per share				$(0.10)	$—	$0.07

GAAP Net (loss) income per share available to common shareholders of Jason Industries				$(0.41)	$(0.20)	$(0.07)
Adjustments net of income taxes:
Restructuring				—	0.03	0.05
Transaction-related expenses				0.04	0.03	—
Integration and other restructuring costs				0.21	0.07	0.02
Share based compensation				0.06	0.06	0.06
GAAP to non-GAAP impact per share(2)				—	0.02	0.01
Adjusted (loss) earnings per share				$(0.10)	$—	$0.07

(1)
The tax impact of adjustments is calculated using a tax rate of 38 percent, except for the predecessor period June 28, 2014 through June 29, 2014 which uses a tax rate of 24 percent due to nondeductible transaction costs.

(2)
Adjusted earnings per share includes the impact of share-based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock.